Exhibit 10.1
EXECUTION COPY

Lehman Brothers Commercial Bank	JPMorgan Chase Bank, N.A.
745 Seventh Avenue	270 Park Avenue
New York, New York 10019	New York, New York 10017

Lehman Brothers Inc.	J.P. Morgan Securities Inc.
745 Seventh Avenue	270 Park Avenue
New York, New York 10019	New York, New York 10017
April 24, 2006
COMMITMENT LETTER
PERSONAL AND CONFIDENTIAL
Reynolds American Inc.
401 North Main Street
Winston-Salem, NC 27102-2990
Attention: Daniel A. Fawley, SVP & Treasurer
Ladies and Gentlemen:
     This commitment letter agreement (together with all exhibits and schedules hereto, the “Commitment Letter”) will confirm the understanding and agreement among Lehman Brothers Commercial Bank (“LBCB”) and JPMorgan Chase Bank, N.A. (“JPM”), as initial committing lenders (together in such capacity, the “Initial Lenders”), Lehman Brothers Inc. (“Lehman Brothers”) and J.P. Morgan Securities Inc. (“JPMS”), as joint lead arrangers and joint book-runners (in such capacity, the “Lead Arrangers”), and Reynolds American Inc., a North Carolina corporation (together with each of its subsidiaries, the “Company”), in connection with the proposed financing for the acquisition of all of the issued and outstanding capital stock of a newly-formed holding company code-named “Pinch” (“Target”, and together with each of its subsidiaries, the “Acquired Business”). We understand that the Company proposes to sign a Purchase Agreement among Karl J. Breyer, Marshall E. Eisenberg, Thomas J. Pritzker, G.P. Investor L.L.C., and the Company, dated as of the date hereof (the “Acquisition Agreement”) to acquire all of the issued and outstanding capital stock of Target after giving effect to certain preliminary restructuring transactions described in the Acquisition Agreement (the “Acquisition”). The date on which the Acquisition is consummated is referred to herein as the “Closing Date.” As used below, the defined term “Company” will mean both the Company prior to the Acquisition and the Company, together with the Acquired Business, after giving effect to the Acquisition.
     You have advised us that the total funds needed to finance the Acquisition (excluding fees and expenses) will be provided from a combination of the following sources:
•	up to $1.70 billion of borrowings by the Company under a Tranche B Term Loan Facility (the “Tranche B Term Loan Facility”);

•	the issuance by the Company of up to $1.80 billion in aggregate principal amount of senior secured notes (the “Notes”) or, to the extent that the aggregate principal amount of the Notes issued at the time the Acquisition is consummated is less than $1.80 billion, up to $1.80 billion of borrowings by the Company under a Capital Markets Term Loan Facility (the “Capital Markets Term Loan Facility”) provided that the aggregate gross amount of the CMTL and the Notes together shall not exceed $1.80 billion; and
Apart from the Acquisition financing, you have requested a $500.0 million Revolving Credit Facility that, other than for undrawn exposure under existing letters of credit issued under the Company’s existing credit agreement (which will be reissued or otherwise covered under this new Revolving Credit Facility) will remain undrawn on the Closing Date and be available for general corporate purposes thereafter (the “Revolving Credit Facility”; and together with the Tranche B Term Loan Facility and the Capital Markets Term Loan Facility, the “Credit Facilities”).
     The approximate amounts of the sources and uses for the aforementioned transactions are set forth in the Sources and Uses Table annexed as Schedule I to the Summary of Terms of Credit Facilities attached hereto as Exhibit A (the “Credit Facilities Term Sheet”).
     1. The Commitments.
          (a) You have requested that the Initial Lenders (collectively with each other entity that becomes a lender under the Credit Facilities, the “Lenders”) commit to provide the entire amount of the Credit Facilities upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Credit Facilities Term Sheet.
          (b) Based on the foregoing, each Initial Lender, severally and not jointly, is pleased to confirm by this Commitment Letter its commitment to you (the “Commitments”) to provide or cause one or more of its affiliates to provide 50% of the total amount of the Credit Facilities.
          (c) It is agreed that the Lead Arrangers will act as the exclusive joint book-runners and exclusive joint lead arrangers for the Credit Facilities (in each case with Lehman Brothers appearing lead left on any offering document) and that JPM will act as the sole and exclusive Administrative Agent (acting in such role, the “Administrative Agent”) and LBCB will act as Syndication Agent (acting in such role, the “Syndication Agent”) for the Credit Facilities. Each of the Lead Arrangers, the Administrative Agent and the Syndication Agent will have the rights and authority customarily given to financial institutions in such roles, but will have no duties other than those expressly set forth herein. You agree that no other agents, co-agents, arrangers or book-runners will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter, the Fee Letter (defined below) and the Agency Letter (defined below) will be paid in connection with the Credit Facilities unless you and we so agree.
          (d) The commitments and agreements of the Initial Lenders and the Lead Arrangers described herein are subject to:
          (i) there not having occurred since December 31, 2005 (or if such has occurred since December 31, 2005, the Lead Arrangers and Initial Lenders had no knowledge thereof prior to the date hereof) any event, development or circumstance that has caused or could reasonably be expected to cause a material adverse condition or material adverse change in or affecting the business, financial condition, results of operations, assets or liabilities of the Company and its subsidiaries, taken as a whole, after giving effect to the Acquisition; provided, however, that any adverse event, development or circumstance attributable to the following shall, in each case, be excluded from such determination to the extent any

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such event, development or circumstance does not have a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, after giving effect to the Acquisition, as compared to other entities engaged in the industry in which the Company and its subsidiaries, taken as a whole, after giving effect to the Acquisition, operates in general: (1) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, guidance, protocol or any other law of or by any governmental authority; and (2) any change or development in financial or securities markets or the economy in general or relating to the industry in which the Company and its subsidiaries, taken as a whole, after giving effect to the Acquisition, operates in general (including any legal action against any entities (other than the Company and its affiliates) engaged in the industry in which the Company and its subsidiaries, taken as a whole, after giving effect to the Acquisition, operates in general); and
          (ii) the other conditions set forth in the Funding Conditions attached hereto as Exhibit B.
     2. Fees and Expenses. In consideration of the execution and delivery of this Commitment Letter by the Initial Lenders, you agree to pay the fees and expenses set forth in Annex A-I to the Credit Facilities Term Sheet and in the Fee Letter (the “Fee Letter”) and the Agency Letter (the “Agency Letter”), both dated the date hereof as and when payable in accordance with the terms thereof.
     3. Indemnification.
          (a) The Company hereby agrees to indemnify and hold harmless each of the Lead Arrangers, each of the Lenders and each of their respective affiliates and all their respective officers, directors, partners, trustees, employees, shareholders, advisors, agents, attorneys and controlling persons and each of their respective heirs, successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities to which any Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds therefrom, the Acquisition, any of the other transactions contemplated by this Commitment Letter or the Fee Letter, any other transaction related thereto or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person promptly upon demand for all documented (in a reasonable, customary manner), reasonable out-of-pocket legal and other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein); provided, however, that no Indemnified Person will be entitled to indemnity hereunder in respect of any loss, claim, damage, liability or expense to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability or expense resulted directly from the gross negligence, bad faith or willful misconduct of such Indemnified Person. In no event will any Indemnified Person be liable on any theory of liability for indirect, special or consequential damages, lost profits or punitive damages as a result of any failure to fund any of the Credit Facilities contemplated hereby or otherwise in connection with the Credit Facilities. No Indemnified Person will be liable for any damages arising from the use by unauthorized persons of information, projections or other materials sent from reasonably secure electronic, telecommunications or other information transmission systems that are intercepted by unauthorized persons.
          (b) The Company further agrees that, without the prior written consent of each of the Initial Lenders and Lead Arrangers, which consents will not be unreasonably withheld, it will not enter into any settlement of a lawsuit, claim or other proceeding arising out of this Commitment Letter or the transactions contemplated by this Commitment Letter unless such settlement includes an explicit and

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unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Persons in form and substance satisfactory to such Indemnified Persons from all liability on claims that are the subject matter of such lawsuit, claim or other proceeding and does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person. The Company shall not be liable for any settlement effected without its written consent, which consent will not be unreasonably withheld or delayed.
          (c) In case any action or proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify the Company in writing of the commencement of any action or proceeding; provided, however, that the failure so to notify the Company will not relieve the Company from any liability that it may have to such Indemnified Person pursuant to this Section 3 or from any liability that it may have to such Indemnified Person other than pursuant to this Section 3, except to the extent the Company has been materially prejudiced by such failure. Notwithstanding the above, following such notification, the Company may elect in writing to assume the defense of such action or proceeding, and, upon such election, it will not be liable for any legal costs subsequently incurred by such Indemnified Person (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) it has failed to provide counsel reasonably satisfactory to such Indemnified Person in a timely manner, (ii) either the Indemnified Person or counsel provided by the Company reasonably determines that its representation of such Indemnified Person would present it with a conflict of interest or (iii) the Indemnified Person reasonably determines that there may be legal defenses available to it which are different from or in addition to those available to the Company. In connection with any one action or proceeding, the Company will not be responsible for the fees and expenses of more than one separate law firm (in addition to local counsel) for all Indemnified Persons.
          (d) The Company, the Initial Lenders and the Lead Arrangers agree that if any indemnification or reimbursement sought pursuant to this Section 3 is judicially determined to be unavailable for a reason other than the gross negligence, bad faith or willful misconduct of such Indemnified Person, then the Company will contribute to the amount paid or payable by any of the Initial Lenders or Lead Arrangers, as the case may be, as a result of such losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and each of the Initial Lenders and Lead Arrangers, on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company, on the one hand, and each of the Initial Lenders and Lead Arrangers, on the other hand, as well as any other equitable considerations.
     4. Expiration of Commitments. The Commitments will expire at 11:59 p.m., New York City time, on April 24, 2006 unless on or prior to such time you have executed and returned to the Lead Arrangers a copy of this Commitment Letter and the Fee Letter. If you do so execute and deliver to the Lead Arrangers this Commitment Letter and the Fee Letter, the Initial Lenders agree to hold their Commitments available for you until the earliest of (i) the termination of the Acquisition Agreement, (ii) the consummation of the Acquisition with or without the funding of the Credit Facilities and (iii) 5:00 p.m., New York City time, on September 24, 2006. The Commitments will terminate on the Closing Date, and you agree to rely exclusively on your rights and the commitments set forth in the Credit Documentation in respect of all loans and extensions of credit to be made after the Closing Date.

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     5. Confidentiality.
          (a) This Commitment Letter and the terms and conditions contained herein and therein may not be disclosed by the Company to any person or entity (other than the Acquired Business and such of your and their agents and advisors as need to know and agree to be bound by the provisions of this paragraph and as required by law) without the prior written consent of each of the Initial Lenders and Lead Arrangers, except to the extent required by applicable law or under the rules of the New York Stock Exchange. The Fee Letter and the terms and conditions contained therein may not be disclosed by the Company to any person or entity (other than such of your agents and advisors as need to know and agree to be bound by the provisions of this paragraph and as required by law) without the prior written consent of each of the Initial Lenders and Lead Arrangers.
          (b) You acknowledge that the Initial Lenders, the Lead Arrangers and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of the Initial Lenders, the Lead Arrangers and their respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by the Initial Lenders, the Lead Arrangers and their respective affiliates of services for other companies, and none of the Initial Lenders, the Lead Arrangers and their respective affiliates will furnish any such information to other companies. You also acknowledge that none of the Initial Lenders, the Lead Arrangers and their respective affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.
     6. Assignment and Syndication.
          (a) The parties hereto agree that the Lead Arrangers will have the right to syndicate the Credit Facilities and the Commitments to one or more groups of financial institutions or other investors, identified either by you or us and which are reasonably acceptable to you and us. Subject to the immediately preceding sentence, the Lead Arrangers will have the right to manage all aspects of any such syndication, including decisions as to the selection of institutions to be approached and when they will be approached, the acceptance of commitments, the amounts offered, the amounts allocated and the allocation of compensation provided. The Commitments are subject to the Company using all commercially reasonable efforts to assist the Lead Arrangers in such syndication process by: (i) ensuring that the syndication efforts benefit from the existing lending relationships of the Company; (ii) arranging for direct contact between senior management and other representatives and advisors of (A) the Company and (B) to the extent the Company is entitled to arrange such access pursuant to the terms of the Acquisition Agreement (if at all), the Acquired Business; and (iii) as more particularly set forth in Sections 6(b) and 6(c), assisting in the preparation of materials to be used in connection with the syndication (collectively with the Credit Facilities Term Sheet, the “Information Materials”); and (iv) hosting, with the Initial Lenders and Lead Arrangers, one or more meetings of prospective Lenders, and, in connection with any such Lender meeting, consulting with the Lead Arrangers with respect to the presentations to be made at such meeting, and making available appropriate officers and representatives to rehearse such presentations prior to such meetings, as reasonably requested by the Lead Arrangers.
          (b) You agree to assist us in preparing the Information Materials, including a Confidential Information Memorandum, for distribution to prospective Lenders. You also agree to assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with

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respect to the Company, its affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market-related activities with respect to the Company’s or its affiliates’ securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein. The Company agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Company advises the Lead Arrangers in writing (including by e-mail) within a reasonable time prior to their intended distribution that such materials should be distributed only to Private-Siders: (i) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (ii) notification of changes in the terms of the Credit Facilities and (iii) other materials intended for prospective Lenders after the initial distribution of Information Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you. Drafts of definitive documentation with respect to the Credit Facilities will be distributed only to Private-Siders, unless the Company hereafter authorizes their distribution to the Public-Siders in writing (including by
e-mail).
          (c) To assist the Lead Arrangers in their syndication efforts, you agree to promptly prepare and provide the Lead Arrangers such information with respect to the Company, the Acquired Business, the Acquisition and the other transactions contemplated hereby as they may reasonably request, including all financial information and projections (including information and projections prepared on a pro forma basis) as they may reasonably request, including a business plan for fiscal 2006 through fiscal 2010 and a written analysis of the business and prospects of the Company and its subsidiaries for such period, all in form and substance reasonably satisfactory to the Lead Arrangers (the “Projections”). You hereby represent and covenant that (i) all information other than the Projections (the “Information”) that has been or will be made available to the Lead Arrangers by you or any of your representatives in connection with the financing transactions contemplated hereby is or will be, when furnished, when taken as a whole, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (ii) the Projections that have been or will be made available to the Lead Arrangers by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by the Company to be reasonable at the time made (it being understood that such Projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from projected results and that the difference may be material). You understand that in arranging and syndicating the Credit Facilities and the Commitments we may use and rely on the Information and Projections without independent verification thereof and that you will promptly notify us of any changes in circumstances that could reasonably be expected to call into question the continued reasonableness of any assumption underlying the Projections.
          (d) To ensure an orderly and effective syndication of the Credit Facilities and the Commitments, you agree that, from the date hereof until the earlier of the termination of the syndication as determined by the Lead Arrangers and 90 days following the Closing Date, you will not, and will not permit any of your affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security of the Company or any of its respective subsidiaries (other than the syndication of the Credit Facilities and the offering of the Notes, in each case, as contemplated hereby, and the offering by the Company of debt securities pursuant to an exchange offer (the “Exchange Offer”) for all of R.J. Reynolds Tobacco Holdings, Inc.’s existing debt securities (the

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“Existing Notes")), including any renewals or refinancings of any existing debt facility, without the prior written consent of the Lead Arrangers.
     7. Survival. The provisions of Sections 2 (Fees and Expenses), 3 (Indemnification), 5 (Confidentiality), 6 (Assignment and Syndication), and 8 (Choice of Law; Jurisdiction; Waivers) of this Commitment Letter will survive the expiration or termination of this Commitment Letter; provided, however, upon execution of the Credit Documentation only Sections 2 (Fees and Expenses), 5 (Confidentiality) (as to the Fee Letter), and 8 (Choice of Law; Jurisdiction; Waivers) will survive the expiration or termination of this Commitment Letter.
     8. Choice of Law; Jurisdiction; Waivers.
          (a) This Commitment Letter will be governed by and construed in accordance with the laws of the State of New York. The Company hereby irrevocably submits to the non-exclusive jurisdiction of any New York State court or Federal court sitting in the County of New York in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter or the Fee Letter and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto hereby waive any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter.
          (b) Except as provided in Section 9(b) hereof, no Lender will be liable in any respect for any of the obligations or liabilities of any other Lender under this letter or arising from or relating to the transactions contemplated hereby.
     9. Miscellaneous.
          (a) This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which when taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile transmission will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter may not be amended or waived except by an instrument in writing signed by the Initial Lenders, the Lead Arrangers and you.
          (b) The Company may not assign any of its rights, or be relieved of any of its obligations, without the prior written consent of each of the Lenders (and any purported assignment without such consent will be null and void). In connection with any syndication of all or a portion of the Commitments in accordance with Section 6 above, the rights and obligations of each Lender hereunder may be assigned, in whole or in part, and upon such assignment and assumption by the assignee of all obligations of such Lender in respect of the portion of the Commitments so assigned on the terms set forth in this Commitment Letter or on the terms set forth in the definitive financing documents, such Lender will be relieved and novated hereunder from its obligations with respect to such portion of the Commitments; provided, however, in connection with the initial syndication of the Commitments as contemplated in Section 6 hereof, if an assignee Lender defaults in its commitment to fund on the Closing Date, the Initial Lenders agree to fund such defaulting Lender’s commitment.
          (c) This Commitment Letter and the attached Exhibits and Annexes set forth the entire understanding of the parties hereto as to the scope of the Commitments and the obligations of the

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Lenders and the Lead Arrangers hereunder. This Commitment Letter supersedes all prior understandings and proposals, whether written or oral, between any of the Lenders and you relating to any financing or the transactions contemplated hereby. This Commitment Letter is in addition to the agreements of the parties contained in the Fee Letter.
          (d) This Commitment Letter has been and is made solely for the benefit of the parties signatory hereto, the Indemnified Persons, and their respective heirs, successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or the agreements of the parties contained herein.
          (e) The Company acknowledges that it has engaged one or more investment banks satisfactory to the Lead Arrangers to publicly sell or privately place the Notes (or in lieu thereof, any debt, convertible debt or equity securities issued by the Company or any of its affiliates, the proceeds of which will be applied in full or in part to finance any portion of the purchase price to be paid in connection with the Acquisition or to refinance Capital Markets Term Loans or any other indebtedness (other than the Tranche B Term Loans) or equity securities incurred or issued in connection with the Acquisition).
          (f) You acknowledge that the Lenders and the Lead Arrangers may be (or may be affiliated with) full service financial firms and as such from time to time may effect transactions for their own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter. You hereby waive and release, to the fullest extent permitted by law, any claims you have with respect to any conflict of interest arising from such transactions, activities, investments or holdings, or arising from the failure of the Lead Arrangers or one or more Lenders or any of their respective affiliates to bring such transactions, activities, investments or holdings to your attention.
          (g) The Company agrees that the Lead Arrangers have the right to place advertisements in financial and other newspapers and journals at their own expense describing their services to the Company; provided that the Lead Arrangers will submit a copy of any such advertisements to the Company for its approval, which approval will not be unreasonably withheld.
          (h) You acknowledge that in connection with the financing transactions contemplated under this Commitment Letter: (i) the Initial Lenders, the Lead Arrangers and their respective affiliates have acted at arm’s length from, are not agents of or advisors to, and owe no fiduciary duties to, you or any other person, (ii) the Initial Lenders, the Lead Arrangers and their respective affiliates owe you only those contractual duties and obligations set forth in this Commitment Letter and any definitive financing documentation entered into in connection with the Credit Facilities or the Notes and (iii) the Initial Lenders, the Lead Arrangers and their respective affiliates may have interests that differ from your interests. You agree you will not claim that the Initial Lenders, the Lead Arrangers and their respective affiliates, or any of them, have or has rendered advisory services of any nature or respect, or owed or owes a fiduciary or similar duty to you, in connection with the financing transactions under this Commitment Letter.
          (i) You agree to provide us, prior to the Closing Date, with all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S.A. Patriot Act.

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     If you are in agreement with the foregoing, kindly sign and return to us the enclosed copy of this Commitment Letter.

Very truly yours,

LEHMAN BROTHERS COMMERCIAL BANK

		By:	/s/ George James

Name: George James Title: Chief Credit Officer

LEHMAN BROTHERS INC.

		By:	/s/ Laurie Perper

Name: Laurie Perper Title: Senior Vice President

JPMORGAN CHASE BANK, N.A.

		By:	/s/ Randolph Cates

Name: Randolph Cates Title: Vice President

J.P. MORGAN SECURITIES INC.

		By:	/s/ Jennifer S Sheer

Name: Jennifer S. Sheer Title: Vice President

Accepted and agreed to as of the date first above written:

REYNOLDS AMERICAN INC.

By:	/s/ Daniel Fawley

Name: Daniel A. Fawley Title: SVP & Treasurer
Commitment Letter

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EXHIBIT A TO COMMITMENT LETTER
SUMMARY OF TERMS OF CREDIT FACILITIES
     Set forth below is a summary of certain of the terms of the Credit Facilities and the documentation related thereto. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Commitment Letter to which this Summary of Terms is attached and of which it forms a part.

I.	Parties

	Borrower	Reynolds American Inc. (the “Company”).

	Guarantors	Each of the guarantors of the Company’s obligations under its existing credit agreement (the “Existing Credit Agreement”) (other than RJR Packaging, LLC), Pinch (“Target”), each of Target’s direct and indirect domestic subsidiaries (subject to materiality limitations substantially similar to those in the Existing Credit Agreement), Lane Limited (“Lane”), Santa Fe Natural Tobacco Company, Inc. (“Santa Fe”) and all future direct and indirect material domestic subsidiaries of the Company (subject to materiality limitations substantially similar to those in the Existing Credit Agreement) (the “Guarantors”; the Company and the Guarantors, collectively, the “Credit Parties”).

	Lead Arrangers and Joint Book-Runners	Lehman Brothers Inc. and J.P. Morgan Securities Inc. (in such capacity, the “Lead Arrangers”), with Lehman Brothers appearing lead left on any offering document.

	Syndication Agent	Lehman Brothers Commercial Bank (in such capacity, the “Syndication Agent”).

	Administrative Agent	JPMorgan Chase Bank N.A. (in such capacity, the “Administrative Agent”).

	Senior Lenders	A syndicate of banks, financial institutions and other entities arranged by the Lead Arrangers pursuant to the Commitment Letter (collectively, the “Senior Lenders”).

II.	Types and Amounts of Credit Facilities

	Senior Term Loan Facilities	Senior Term Loan Facilities (the “Senior Term Loan Facilities”) in an aggregate principal amount of up to $3.50 billion (the loans thereunder, the “Senior Term Loans”) as follows:

	Tranche B Term Loan Facility	A six-year term loan facility (the “Tranche B Term Loan Facility”) in an aggregate principal amount of up to

$1.70 billion (the loans thereunder, the “Tranche B Term Loans”). The Tranche B Term Loans will be repayable ratably on a quarterly basis in aggregate annual amounts equal to 1% of the original aggregate principal amount of Tranche B Term Loans, with the balance payable on the maturity date.

Capital Markets Term Loan Facility
A 364-day term loan facility (the “Capital Markets Term Loan Facility”) in an aggregate principal amount of up to $1.80 billion (the loans thereunder, the “Capital Markets Term Loans”). The Capital Markets Term Loans will be repayable in full on the maturity date.

Availability	The Tranche B Term Loans will be made in a single drawing on the Closing Date. Amounts will be available to be drawn under the Capital Markets Term Loan Facility in a single drawing on the Closing Date only to the extent that the aggregate principal amount of the Notes issued on or prior to the Closing Date is less than $1.80 billion, such that the aggregate gross amount of the Capital Markets Term Loans and the Notes equals $1.80 billion.

Purpose	The proceeds of the Tranche B Term Loans and, if funded, the Capital Markets Term Loans will be used to finance, in part, the Acquisition.

Revolving Credit Facility	Five-year revolving credit facility (the “Revolving Credit Facility”; together with the Senior Term Loan Facilities, the “Credit Facilities”) in an aggregate principal amount equal to $500.0 million (the loans thereunder, the “Revolving Credit Loans”).

Availability	The Revolving Credit Facility will be available on a revolving basis during the period commencing on the day after the Closing Date and ending on the fifth anniversary of the Closing Date (the “Revolving Credit Termination Date”).

Letters of Credit	The Revolving Credit Facility will be available for the issuance of letters of credit denominated in US Dollars, Euro or Pounds Sterling (the “Letters of Credit”) by one or more Senior Lenders to be selected in the syndication process (each such Senior Lender in such capacity, an “Issuing Senior Lender”). The face amount of any outstanding Letters of Credit will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Except as provided in the immediately following sentence, no Letter of Credit will have an expiration date after the fifth business day preceding the Revolving Credit Termination Date (the “L/C Termination Date”). Each Issuing Senior Lender may in its sole discretion permit any Letter of Credit to have an expiration date after the L/C Termination Date, provided that (i) the Company shall cash collateralize any and all Letters of Credit having an expiration date after the L/C Termination Date at any time such Issuing Senior Lender shall so request in its sole discretion (and, in any event, at least 91 days prior to the L/C Termination Date) and (ii) the aggregate stated amount of Letters of Credit having expiration dates beyond the L/C Termination Date may at no time exceed $15.0 million.

Drawings under any Letter of Credit will be reimbursed by the Company (whether with its own funds or with the proceeds of Revolving Credit Loans) on the next business day. Each Senior Lender under the Revolving Credit Facility will acquire an irrevocable and unconditional pro rata participation in each Letter of Credit.

Swing Line Loans	A portion of the Revolving Credit Facility not in excess of $75.0 million will be available for swing line loans (the “Swing Line Loans”) from the Administrative Agent (in such capacity, the “Swing Line Senior Lender”) on same-day notice. Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Senior Lender under the Revolving Credit Facility will acquire an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Maturity	The Revolving Credit Termination Date.

Purpose	The proceeds of the Revolving Credit Loans will be used for general corporate purposes of the Company and its subsidiaries.

Revolving Credit Facility Accordion
The Revolving Credit Facility will provide for the ability of the Company to obtain commitments for and to borrow up to $250.0 million of additional revolving loans (but in no event shall the total amount available under the Revolving Credit Facility exceed $750.0 million) under the Revolving Credit Facility (but, for the avoidance of doubt, the definitive financing documentation will not itself provide any such commitments). Any and all of such additional revolving loans shall be deemed for all purposes to be Revolving Loans under the Revolving Credit Facility and shall be secured ratably with the other loans under the Credit Facilities.

III.	Certain Payment Provisions

	Fees and Interest Rates	As set forth on Annex A-I.

Optional Prepayments and Commitment Reductions
Loans may be prepaid in minimum amounts not less than $10.0 million. Optional prepayments of the Senior Term Loans will be applied, first, to the prepayment of the Capital Markets Term Loans and, second, to the prepayment of Tranche B Term Loans. Each such prepayment of Tranche B Term Loans will be applied, first, to the four immediately succeeding scheduled repayments of principal and, second, to the remaining installments thereof ratably in accordance with the then outstanding amounts thereof. Amounts so prepaid may not be reborrowed.

Mandatory Prepayments and Commitment Reductions
100% of the net proceeds of any sale or issuance of equity (other than issuances pursuant to employee stock plans) after the Closing Date by the Company will be applied to prepay the Capital Markets Term Loans.

The following amounts will be applied, first, to the prepayment of the Capital Markets Term Loans and, second, to prepayment of Tranche B Term Loans:

(i) 100% of the net proceeds of any issuance or incurrence of indebtedness (other than certain indebtedness (to be agreed upon) otherwise permitted under the Credit Documentation (as defined below)) after the Closing Date by the Company or any of its subsidiaries; and

(ii) 50% (subject to step downs to be agreed upon) of excess cash flow (to be defined in a mutually satisfactory manner, but specifically permitting continuation of the Company’s current dividend policy) for each fiscal year of the Company (commencing with the fiscal year 2007).

Each such prepayment of Tranche B Term Loans will be applied to the then remaining scheduled installments thereof ratably in accordance with the then outstanding amounts thereof. Once repaid, Senior Term Loans may not be reborrowed.

The Revolving Credit Loans (including Swing Line Loans) will be prepaid and the Letters of Credit will be cash collateralized or replaced to the extent such extensions of credit exceed the amount of the Revolving Credit Facility.

IV.	Collateral	The obligations of each Credit Party in respect of the Credit Facilities and in respect of hedging agreements,

cash management arrangements and corporate purchasing card arrangements provided by and owing to Lenders or affiliates of the Lenders or by the Lead Arrangers or affiliates of the Lead Arrangers (the “Secured Obligations”) will be secured by a perfected security interest (subject to permitted liens) in all of its tangible and intangible assets (including, without limitation, intellectual property, real property, licenses, permits, the capital stock of its direct and indirect material domestic subsidiaries and 65% of the voting stock and 100% of the non-voting stock of its material first-tier foreign subsidiaries); provided that (i) the Secured Obligations of Sante Fe and Lane shall be secured only by collateral in which a security interest may be perfected by the filing of UCC financing statements and (ii) collateral comprised of capital stock shall be limited to capital stock issued by Target, Target’s direct and indirect material subsidiaries, R.J. Reynolds Tobacco Holdings, Inc., R.J. Reynolds Tobacco Company, Santa Fe and Lane (collectively, the “Collateral”). The Designated Collateral (to be defined in the new Security Agreement that will secure the Secured Obligations, which definition will exclude the stock of the Company’s subsidiaries other than R.J. Reynolds Tobacco Company) will secure the Notes and the Existing Notes equally and ratably, on a first-priority basis, with the Secured Obligations, in each case to the extent expressly required in the indentures governing the Notes and the Existing Notes. All other Collateral will secure the Secured Obligations on a first-priority basis, subject to exceptions for permitted liens to be agreed. The Lead Arrangers may determine, in their sole discretion, that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby and may forego the same. The collateral requirements will terminate at such time as (i) the Senior Term Loans have been paid in full and all commitments in respect thereof shall have terminated and (ii) the Company has obtained investment grade corporate ratings (with not worse than stable outlooks) from each of Moody’s Investor Service, Inc. and Standard & Poor’s Ratings Group; provided that the collateral requirements shall be fully reinstated in the event that the Company fails to maintain investment grade corporate ratings.

V.	Certain Conditions

	Initial Conditions	The availability of the Credit Facilities is subject to the conditions set forth on Exhibit B to the Commitment Letter and the other conditions specified in the Commitment Letter.

	On-Going Conditions	The making of each extension of credit will be conditioned upon (i) the accuracy of all representations and warranties (in all material respects in the case of the representations and warranties that are not otherwise qualified by materiality) in the definitive financing documentation with respect to the Credit Facilities (the “Credit Documentation”) and (ii) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

VI.	Certain Documentation Matters	The Credit Documentation will contain the following representations, warranties, covenants and events of default:

	Representations and Warranties	Substantially similar to those in the Existing Credit Agreement (subject to such changes as may be appropriate, in the reasonable discretion of the Lead Arrangers, in light of (i) the Acquisition and the nature of the Acquired Business, (ii) the financing transactions contemplated by the Commitment Letter and (iii) the Exchange Offer).

	Affirmative Covenants	Substantially similar to those in the Existing Credit Agreement (subject to such changes as may be appropriate, in the reasonable discretion of the Lead Arrangers, in light of (i) the Acquisition and the nature of the Acquired Business, (ii) the financing transactions contemplated by the Commitment Letter and (iii) the Exchange Offer).

	Financial Covenants	Financial covenants shall consist of a minimum fixed charge coverage ratio, a maximum total leverage ratio and a maximum capital expenditures limitation.

	Negative Covenants	Substantially similar to those in the Existing Credit Agreement (subject to such changes as may be appropriate, in the reasonable discretion of the Lead Arrangers, in light of (i) the Acquisition and the nature of the Acquired Business, (ii) the financing transactions contemplated by the Commitment Letter and (iii) the Exchange Offer), including, without limitation, a dividends limitation covenant substantially similar to that contained in the Existing Credit Agreement.

	Events of Default	Substantially similar to those in the Existing Credit Agreement (subject to such changes as may be appropriate, in the reasonable discretion of the Lead Arrangers, in light of (i) the Acquisition and the nature of the Acquired Business, (ii) the financing transactions contemplated by the Commitment Letter and (iii) the Exchange Offer).

	Voting	Amendments and waivers with respect to the Credit Documentation will require the approval of Senior

Lenders holding not less than a majority of the aggregate amount of the Senior Term Loans, Revolving Credit Loans (including participations in Letters of Credit and Swing Line Loans) and unused commitments under the Credit Facilities, except that (i) the consent of each Senior Lender directly and adversely affected thereby will be required with respect to (a) reductions in the amount or extensions of the scheduled date of final maturity of any loan, (b) reductions in the rate of interest or any fee or extensions of any due date thereof, (c) increases in the amount or extensions of the expiry date of any Senior Lender’s commitment, (d) modifications to the pro rata provisions of the Credit Documentation or (e) modifications to the assignment and participation provisions of the Credit Documentation which further restrict assignments thereunder and (ii) the consent of 100% of the Senior Lenders will be required with respect to (a) modifications to any of the voting percentages and (b) releases of all or substantially all of the collateral or all or substantially all of the Guarantees other than in accordance with the provisions of the Credit Documentation. In addition, the consent of Senior Lenders holding a majority of the aggregate amount of the funded and unfunded commitments under a Credit Facility will be required with respect to certain modifications disproportionately affecting such Credit Facility.

Assignments and Participations	Subject to the consent requirements referenced below, each Senior Lender may assign any or all of its loans and commitments to its affiliates or to one or more banks, financial institutions or other entities. Except for assignments (i) among the Lead Arrangers and their affiliates, (ii) to another Senior Lender or to an affiliate of a Senior Lender or (iii) of funded Senior Term Loans, assignments will require the consent of the Administrative Agent and the Material Issuing Senior Lenders (to be defined) and, so long as no default or event of default has occurred and is continuing, the Company (which consent in each case will not be unreasonably withheld or delayed); provided in any event that the consent of Administrative Agent and each Material Issuing Senior Lender shall be required with respect to assignments under the Revolving Credit Facility. Non-pro rata assignments will be permitted. Partial assignments (other than to another Senior Lender or to an affiliate of a Senior Lender), must be at least $1.0 million (or $5.0 million in the case of Revolving Credit Loans and Revolving Credit Facility commitments) unless otherwise agreed by the Company and the Administrative Agent. An assignment fee of $3,500 will be payable by the assignee to the Administrative Agent in connection with each assignment. Upon assignment, the assignee will become a Senior Lender for all purposes under the Credit Documentation pursuant to assignment documentation reasonably acceptable to the Administrative Agent. Promissory notes will be issued under the Credit Facilities only upon request.

Yield Protection	The Credit Documentation will contain customary provisions (i) protecting the Senior Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (ii) indemnifying the Senior Lenders for “breakage costs” incurred in connection with the events giving rise to breakage cost indemnification in the Existing Credit Agreement, including without limitation the prepayment of a LIBOR Loan (as defined in Annex A-I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification	The Company will pay (i) all documented (in a reasonable, customary manner), reasonable out-of-pocket expenses of the Administrative Agent, the Syndication Agent and the Lead Arrangers associated with the syndication of the Credit Facilities and the preparation, negotiation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel and the charges of IntraLinks) and (ii) all documented (in a reasonable, customary manner) out-of-pocket expenses of the Administrative Agent and the Senior Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation or in any bankruptcy case or insolvency proceeding.

The Administrative Agent, the Syndication Agent, the Lead Arrangers and the Senior Lenders (and their affiliates and each of their respective officers, directors, partners, trustees, employees, shareholders, advisors, agents, attorneys and controlling persons and each of their respective heirs, successors and assigns) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence, bad faith or willful misconduct of the indemnified party).

Governing Law and Forum	State of New York.

Counsel to the Lead Arrangers	Linklaters.

Credit Documentation Counsel	White & Case LLP.

Annex A-I
Interest and Certain Fees

Interest Rate Options	The Company may elect that the loans comprising each borrowing bear interest at a rate per annum equal to:

(i) the Base Rate plus the Applicable Margin (“Base Rate Loans”); or

(ii) the LIBOR Rate plus the Applicable Margin (“LIBOR Loans”);

except that Swing Line Loans will always be Base Rate Loans.

As used herein:

“Base Rate” means the higher of (i) the prime lending rate as set forth on the British Banking Association Telerate Page 5 (the “Prime Rate”), and (ii) the federal funds effective rate from time to time plus 0.5%.

“Applicable Margin” means a per annum rate equal to (stated margins below based on anticipated rating at closing):

A. with respect to Revolving Loans, (i) 1.25% in the case of Base Rate Loans and (ii) 2.25% in the case of LIBOR Loans, subject to adjustment pursuant to a ratings-based pricing grid to be determined; and

B. with respect to Senior Term Loans, (i) 1.25% in the case of Base Rate Loans and (ii) 2.25% in the case of LIBOR Loans.

“LIBOR Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months (as selected by the Company) are offered in the interbank eurodollar market.

No new LIBOR interest period may be selected when any event of default is continuing.

Interest Payment Dates	For Base Rate Loans, quarterly in arrears.

For LIBOR Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees	The Company will pay a commitment fee of 1.00% per annum, subject to adjustment pursuant to a ratings-based pricing grid to be determined, on the average daily unused portion of the Revolving Credit Facility for the period beginning on the Closing Date and ending on the termination date of the Lenders’ commitments under the

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Revolving Credit Facility, payable quarterly in arrears and on the date of such termination. Swing Line Loans will, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Credit Facility.

Letter of Credit Fees	The Company will pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to LIBOR Loans on the face amount of each Letter of Credit. Such commission will be shared ratably among the Senior Lenders participating in the Revolving Credit Facility and will be payable quarterly in arrears.

In addition to letter of credit commissions, a fronting fee calculated at a rate per annum to be agreed upon by the Company and the Issuing Senior Lender on the face amount of each Letter of Credit will be payable quarterly in arrears to the Issuing Senior Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges will be payable to the Issuing Senior Lender for its own account.

Default Rate	Overdue amounts (including overdue interest) will bear interest at a rate equal to 2% per annum above the rate applicable to Base Rate Loans.

Rate and Fee Basis	All per annum rates will be calculated on the basis of a year of 360 days (or 365 days, in the case of Base Rate Loans the interest rate payable on which is then based on the Prime Rate) and the actual number of days elapsed.

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SCHEDULE I
SOURCES AND USES TABLE

Sources

Revolving Credit Facility[1]	$0
Tranche B Term Loan Facility	1,700,000,000.00
Notes	1,800,000,000.00
Capital Markets Term Loan Facility[2],	0
Cash of the Company, est.	75,000,000.00

Total Sources	3,575,000,000.00

Uses

Purchase price of Target shares	3,500,000,000.00
Fees and Expenses	75,000,000.00

Total Uses	3,575,000,000.00

[1]	The Revolving Credit Facility will be in the amount of $500.0 million. It will not be available for drawing on the Closing Date.

[2]	The Capital Markets Term Loan Facility will be available only on the Closing Date. It will be drawn to the extent that the aggregate principal amount of the Notes issued at the time the Acquisition is consummated is less than $1.80 billion, provided that the aggregate gross amount of the CMTL and the Notes together shall not exceed $1.80 billion.

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EXHIBIT B TO COMMITMENT LETTER
FUNDING CONDITIONS
Capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter to which this Exhibit B is attached and of which it forms a part. The availability of the Credit Facilities is conditioned upon satisfaction of the conditions precedent summarized below.
(a)	Each Credit Party shall have executed and delivered definitive financing documentation and delivered customary closing certificates, legal opinions and other documents and instruments with respect to the Credit Facilities incorporating (and substantially consistent with) the terms of this Commitment Letter and otherwise reasonably satisfactory to the Administrative Agent, the Lead Arrangers and their counsel. All fees and expenses required to be paid on or prior to the Closing Date to the Administrative Agent or other Agents, the Lead Arrangers and the Initial Lenders as set forth in the Commitment Letter, the Fee Letter or otherwise shall have been paid in full.

(b)	There shall not exist (pro forma for the Acquisition and the financing thereof) any default or event of default under the Credit Facilities.

(c)	All conditions to the closing of the Acquisition, other than the payment of the purchase price, shall have been satisfied. The Acquisition shall be consummated concurrently with the effectiveness of the Credit Facilities and the initial funding thereunder for an aggregate purchase price not exceeding $3.50 billion (excluding fees and expenses not exceeding $75.0 million in the aggregate) in accordance with the terms of the Acquisition Agreement, no material provision of which shall have been waived, amended, supplemented or otherwise modified by the Company without the consent of the Lead Arrangers.

(d)	All governmental, regulatory and third party approvals necessary under the terms of the Acquisition Agreement to consummate the Acquisition (except to the extent waived pursuant to paragraph (c) above) and all material governmental, regulatory and third party approvals necessary to consummate the financing transactions contemplated hereby and for the continuing operations of the Company and its subsidiaries, taken as a whole, shall have been obtained and be in full force and effect. With respect to approval required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that could reasonably be expected to restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing thereof.

(e)	(i) At least 21 days prior to the Closing Date, the Lead Arrangers shall have received (a) audited (incorporated by reference from filings with the Securities and Exchange Commission) and unaudited interim (quarterly) consolidated financial statements of the Company (which shall have been reviewed by the Company’s independent registered public accounting firm as provided in Statement on Auditing Standards No. 100), each of the guarantors of the Company’s obligations under the Existing Credit Agreement, Lane and Santa Fe, to the extent any such financial statements would be required by (including by means of incorporation by reference), and meeting the requirements of, Regulation S-X for a Form S-3 registration statement under the Securities Act of 1933, as amended, relating to the offering of debt securities of the Company and guarantees thereof by each of the guarantors of the Company’s obligations under the Existing Credit Agreement, Lane and Santa Fe, (b) audited combined historical financial statements of PinchSub1, PinchSub2, PinchSub3 and PinchSub4 (collectively, the “Pinch Companies”) for the year ended December 31, 2005 and (c) pro forma financial statements of the Company based on

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the audited combined historical financial statements of the Pinch Companies for the year ended December 31, 2005 and on the Company’s audited historical financial statements for the year ended December 31, 2005.

(ii)	The Company shall have provided a schedule showing the pro forma ratio of its pro forma total funded debt as of the Closing Date after giving effect to the Acquisition to the pro forma consolidated EBITDA of the Company (with EBITDA including such adjustments as are required by Regulation S-X as well as such additional adjustments as the Lead Arrangers agree are appropriate, which additional adjustments shall include, but not be limited to, impairment charges, costs related to the Acquisition, integration costs related to the Company’s Brown & Williamson Holdings, Inc. acquisition, and the one-time $81 million “true-up” payment made in 2005 pursuant to the federal tobacco buyout assessment) for the twelve-month period ended on the date of the most recent available financial statements as of the Closing Date for the Company (and using the most recent available (as of the Closing Date) financial statements that have been subject to review by independent accountants for the Acquired Business covering twelve months) of no more than 2.25:1.00.

(iii)	The Company shall have provided to the Lead Arrangers, as soon as they are available, any financial statements of the Acquired Business provided to the Company.

(f)	The Company shall have received a letter of indication with respect to the rating of the Credit Facilities and the Notes from Moody’s Investor Service, Inc. and Standard and Poor’s Ratings Group and (i) the Lead Arrangers shall have been afforded a period of at least 30 days following such ratings and prior to the Closing Date to syndicate the Credit Facilities as set forth in the Commitment Letter and (ii) the Company shall have prepared a preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary senior secured notes “road show” not less than 15 days prior to the Closing Date and caused the participation of senior management and representatives of the Company and, to the extent the Company is entitled to arrange such participation pursuant to the terms of the Acquisition Agreement (if at all), the Acquired Business in the road show.

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